UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 19, 2008

H&R BLOCK, INC.

(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

One H&R Block Way, Kansas City, MO 64105

(Address of Principal Executive Offices) (Zip Code)

(816) 854-3000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On July 19, 2008, Russell P. Smyth, 51, was appointed President and Chief Executive Officer of H&R Block, Inc. (the “Company”), effective August 1, 2008. Beginning in 2005, Mr. Smyth has served as a consultant, equity owner, and active board member for several private equity firms, and served on the boards of several privately held companies. Prior to that, he was with McDonald’s Corporation for 21 years, and most recently served in the following positions there: President–McDonald’s Europe from January 2003 to 2005; President of Partner Brands from December 2001 to January 2003; International Relationship Partner for Southeast and Central Asia from May 1999 to December 2001; and Vice President of the Latin America Group from July 1996 to May 1999.

On July 19, 2008, Mr. Smyth entered into an employment agreement with H&R Block Management, LLC. Pursuant to this employment agreement, Mr. Smyth will serve as President and Chief Executive Officer for the period commencing on August 1, 2008 and ending on July 31, 2011. Among other things, Mr. Smyth’s employment agreement provides for the following:

▪	A base salary of $950,000.
▪

Participation in the Company’s short-term incentive program with an aggregate target incentive award equal to 110% of base salary and an opportunity to earn a bonus at a maximum of 220% of base salary, with a minimum guaranteed bonus for fiscal year 2009 of 110% of base salary, prorated based on actual base salary earned during the fiscal year.

▪	A stock option to purchase 900,000 shares of the Company’s common stock at the following exercise prices:
•	Options for 500,000 shares exercisable at the closing price of the Company’s common stock on the New York Stock Exchange on the date of grant (the “FMV”);
•	Options for 100,000 shares exercisable at FMV plus $3.00 (but in no event less than $25.00);
•	Options for 100,000 shares exercisable at FMV plus $6.00 (but in no event less than $28.00);
•	Options for 100,000 shares exercisable at FMV plus $9.00 (but in no event less than $31.00); and
•	Options for 100,000 shares exercisable at FMV plus $12.00 (but in no event less than $34.00).

The stock option will expire ten years from the date of grant and will vest and become exercisable as to one-third of the shares subject to each exercise price on each anniversary of the grant date.

▪	Reimbursement of reasonable moving and relocation expenses (“grossed-up” to cover any related income tax liability) and a $200,000 lump-sum cash relocation payment.
▪

Severance benefits in the event Mr. Smyth’s employment is terminated other than for “cause” or disability, of if Mr. Smyth terminates employment for “good reason,” as follows: (i) a $1.5 million lump-sum severance payment, (ii) accelerated vesting of outstanding equity awards (other than performance shares) that would have vested within 12 months following termination, with such awards remaining exercisable for 12 months following termination, and (iii) a pro rata award of performance awards outstanding on the date of termination based on actual performance through the end of the applicable performance period.

▪

Severance benefits upon certain “changes in control” as follows: (i) a lump-sum cash payment equal to two times the sum of Mr. Smyth’s base salary and target short-term incentive compensation for the year, (ii) accelerated vesting of all outstanding equity awards (other than performance shares) with such awards remaining exercisable for 12 months following termination, and (iii) a pro rata award of performance awards outstanding on the date of termination based on actual performance through the end of the applicable performance period.

(d) On July 19, 2008, the Company’s Board of Directors elected Russell P. Smyth to the Board of Directors, effective August 1, 2008. Mr. Smyth was elected in connection with his appointment as President and Chief Executive Officer of the Company as described in paragraph (c) above. Mr. Smyth is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date:	July 23, 2008	By:/s/ Bret G. Wilson
Bret G. Wilson
Vice President and Secretary